                                                                      Exhibit 10

                                TEAMING AGREEMENT

     This Teaming Agreement ("Agreement") is made and entered into as the Effective Date (as that term is defined below) by and between Fuel Tech, Inc., a Delaware corporation ("FTI") with offices at 512 Kingsland Drive, Batavia, Ill. 60510, and ITOCHU Hong Kong Ltd., a Hong Kong corporation, with offices at 28F, United Center, 95 Queensway, HK, Hong Kong SAR. ("ITC"). (Hereinafter, FTI and ITC may sometimes be referred to collectively as the "Parties", and either of them may be referred to as the "Party.")

WHEREAS, FTI owns and markets the Fuel Chem(R) TIFI(TM) ("Targeted In-Furnace Injection") Program ("Program") which consists of various chemicals, equipment, services and technology elements that have potential benefits in energy efficiency gain, reduced air pollutant emissions and CO2, reduced operation and maintenance cost, and improved safety for combustion units, which may improve energy efficiency and operation of combustion units of power plants and other customers;

WHEREAS, ITC, through its existing sales force, currently sells a variety of products and services to combustion unit customers in the territory of the Peoples Republic of China, including the Hong Kong Special Administrative Region
(SAR) and the Macau SAR ("Territory");

WHEREAS, subject to the requirements of this Agreement, the Parties want to document a teaming arrangement between equal team members under which a Shared Management Board (as that term is defined below) ("SMB") will make decisions that the Parties agree to abide by in respect of performing a market development demonstration project (the "MDDP") for the sale of the Program to a combustion unit customer ("Customer"), that is selected by the SMB, that is in the Territory, and which MDDP will be undertaken for the period of time determined by the SMB ("MDDP Period"); and

WHEREAS, the Parties have agreed to the terms and conditions of this Agreement solely for the purpose of establishing the minimum terms and conditions (a) under which the teaming arrangement will operate, (b) under which the SMB will be formed and operate, and (c) that are applicable to the MDDP and the contract with the Customer for the MDDP, and except as otherwise specified herein, the Parties have agreed that other decisions in respect of the MDDP shall be taken by the SMB in its commercially reasonable discretion;

NOW, THEREFORE, both FTI and ITC hereby agree as follows:

ARTICLE 1:  TEAMING ARRANGEMENT BETWEEN FTI AND ITC

1.1 During the term of this Agreement, through the deliberations and decisions of the SMB, FTI and ITC agree to:

     -    Prospect for, identify, select and arrange the Customer for the MDDP.

     - Reasonably cooperate in the provision of the Program to the Customer, including in respect of the modeling, design, equipment procurement and installation, operation and maintenance, and chemical supply.

     - Reasonably cooperate in the establishment of goals and objectives for the marketing and supply of the Program to a Customer in the Territory through a MDDP, and evaluating the success of the MDDP.

     - Consider the possibility of providing the Program to more than one Customer in the Territory on a MDDP basis. Any such additional Customer activity would be governed by this Agreement.

     - Study various options to set up a joint venture ("J/V"), work out a concrete business plan for a J/V, and subject to feasibility and board or other necessary corporate approvals of each Party, set up the J/V.

1.2 For a one (1) year period commencing the Effective Date of this Agreement, neither FTI nor ITC shall negotiate for or commit to any arrangements relating to a teaming arrangement for the Program in the Territory with any other unaffiliated entity except with the other Party hereto, including without limitation, a teaming arrangement involving an environmental energy services company or the pollution prevention and energy efficiency environmental financing program (as those terms are used by the U.S. Department of Commerce) for the Program or any other combustion unit treatment program that affords one or more combustion unit benefits similar to those available from the Program; provided, however, nothing in this Paragraph 1.2 (and, solely for avoidance of doubt, any other provision in this Agreement) shall prohibit, impair, or restrict FTI or ITC from carrying on any business that is not similar to the Program, including providing energy efficiency improvement and air pollution control solutions, in each case to customers or prospective customers in the Territory. FTI or ITC may employ a 3rd party to provide products and/or services associated with the MDDP, provided that i) SMB approves each such arrangement, and ii) each such third party shall enter into an NDA in the form and substance shown in Exhibit 1 prior to each third party's access to any FTI Confidential Information.

1.3 The Parties agree to share equally the risk of profit and loss of each MDDP as follows:

     - FTI and ITC will equally split (50%/50%) the gross margin on the MDDP for the Customer, where gross margin will be calculated by aggregating all of the revenue received from the Customer under the Customer Agreement (as that term is defined in the Term Sheet) and subtracting all of the Costs; provided that the gross margin calculation will, at all times, exclude the costs of the equipment which must be installed on the Units (as that term is defined below) for the MDDP.

     - For the purpose of this Agreement, "Costs" refer to the cost of goods sold applying US generally accepted accounting principles. The Costs shall include the necessary expense for modeling, engineering, program installation and maintenance, and chemical supply required for the Program for the MDDP.

     - Each Party will supply goods or services at Cost to the Party that enters into the Customer Agreement with the Customer. The non-supplying Party shall have the right to request reasonable documentation and information that evidences the Cost.

     - The Cost of the equipment which must be installed on the Units for the MDDP will be shared equally.

     - Except for the Costs which are defined above, each Party shall bear its own costs and expenses in providing the MDDP and otherwise performing under this Agreement.

1.4 The Parties agree that FTI owns, and shall continue to own, all right, title and interest in and to any and all current and future patents, inventions, discoveries (whether patentable or unpatented), trade secrets and know-how that are necessary or useful in the making, formulation, use, sale, offer for sale or import of the Program (the "Know-How"). Any Know-How (i) provided to ITC by FTI in furtherance of this Agreement, (ii) created by ITC or FTI in furtherance of this Agreement, and (iii) provided by the Customer during the MDDP, is, and will be, FTI's sole property, and does not constitute work for hire under any applicable law. Nothing in this Agreement, no action by the SMB, no performance under this Agreement, and no actions by FTI, whether express or implied, or otherwise will result in FTI granting any right, title or interest in or to the Know-How; provided that FTI will grant ITC a limited right to use the Program and the Know-How solely for the purpose of ITC carrying out its responsibilities under this Agreement for the Customer at the MDDP. ITC agrees that such right to use the Program and the Know-How to carry out its responsibilities under this Agreement for the Customer at the MDDP shall not be for any other benefit or transferred to any other person or company.

1.5 The Parties agree that any contract with the Customer for the MDDP, whether with FTI, ITC, or another entity, shall require that the Customer enter into a written limited use license agreement ("License") with FTI pursuant to which FTI will grant the Customer a limited internal use license to use the Program and the Know-How solely in connection with the Customer's use of the Program on the Customer combustion unit ("Unit") or units ("Units") described in the Customer Agreement for the MDDP and only so long as the Customer is using the Program on the Unit or Units during the MDDP.

ARTICLE 2:  SHARED MANAGEMENT BOARD

2.1 Within fourteen (14) days of the Effective Date of this Agreement, the Parties shall form the Shared Management Board or "SMB", consisting of three (3) representatives each from FTI and ITC, respectively. Each Party shall identify its SMB representative members to the other Party in writing. During the term of this Agreement, each Party may change one or more of its SMB members upon ten
(10) days prior written notice to the other Party.

2.2 Each of FTI and ITC shall have one vote on the SMB, and any decision of the SMB must be unanimous. SMB decisions shall be appropriately documented to facilitate the operational flow necessary for the Parties to achieve the purposes of this Agreement. Meetings of the SMB shall occur on an as needed basis as determined by the SMB members on a commercially reasonable basis. Meetings may be held in person at agreed to venues, via telephone or via other electronic means agreed to by the SMB. For the purpose of SMB meetings, the SMB members shall appoint a Chairperson. The Chairperson shall be responsible for scheduling each SMB meeting, publishing the agenda for each meeting to the other SMB members in advance of the meeting, and facilitating whatever other administrative duties the SMB decides is reasonably necessary on a commercially reasonable basis for each such meeting. The Chairperson shall rotate to a different member of the SMB every six (6) months.

2.3 Except for those required provisions for the MDDP set forth elsewhere in the Agreement, the SMB shall have discretion to decide on the business plans to accomplish the MDDP for the Customer in the Territory including, without limitation, formulating the basic project and sales management structure for the MDDP, and designating a project manager for the MDDP.

2.4 Activities or actions of the SMB or either Party under this Agreement that involve the Confidential Information of either Party shall be subject to the non-disclosure and confidentiality provisions set forth in the applicable non-disclosure agreement(s) set forth in Exhibit 1 ("NDAs"). The NDAs are expressly incorporated into this Agreement by this reference as if fully set forth in this Agreement. The term "Confidential Information" shall have the meaning set forth in the NDAs.

2.5 In the event a decision cannot be taken by the SMB over a material matter reasonably required to be decided to further the purposes of the Parties under this Agreement, that matter shall be decided under the dispute resolution provisions of this Agreement.

2.6 Any matter not otherwise addressed in this Agreement or in the Term Sheet (as defined below) shall be decided by the SMB.

ARTICLE 3:  DEMONSTRATION PROJECT

3.1 Both Parties acknowledge that it is important for the SMB: (a) to expeditiously launch and successfully perform the MDDP, at which the Parties can demonstrate to the Customer in the Territory the feasibility of the Program in a local combustion unit environment, and, (b) to use that experience to refine the Parties' relationship to explore the future potential business opportunity of providing the Program to Customers in the Territory on an anticipated joint venture or other teaming arrangement basis.

3.2 The Parties agree that the MDDP structure described in the Appendix A: "Term Sheet for the MDDP" ("Term Sheet") reflects proposed activities of the Parties for the MDDP that are based upon the

Parties' good faith efforts as of the Effective Date of the Agreement to assess the relative strengths of each Party as to each Party's knowledge of the Program, the Territory and prospective Customers for MDDPs. Accordingly, the Parties agree the SMB shall use the Term Sheet as a reference for developing its business plans for the MDDP contemplated by this Agreement. However, subject to the other requirements of this Agreement, the actual business plan structure of the MDDP shall be discussed and agreed upon by the SMB.

ARTICLE 4:  TERM OF AGREEMENT, TERMINATION, DISPUTE RESOLUTION

4.1 The Parties deem the effective date of this Agreement ("Effective Date") to be the last signature date shown below. Unless sooner terminated by either Party as provided for below, this Agreement shall terminate either: (a) one (1) year after its Effective Date if at that time a legally enforceable Customer Agreement for a Customer is not in effect, or (b) when both Parties mutually agree in writing to terminate the Agreement, whichever occurs earlier. Notwithstanding Article 4.1(b) above, in the event the Parties enter into a Customer Agreement with one or more Customers pursuant to this Agreement, this Agreement shall remain in effect until the last such Customer Agreement expires or terminates as the case may be.

4.2 Subject to each Party's obligation to pursue resolution of disputes under the Agreement as called for by Article 4.3 below, either Party may exercise the remedies set forth below at any time upon written notice if the other Party (i) is in material breach of its obligations hereunder, and fails to cure such breach within thirty (30) days following written notice of such breach, or (ii) becomes insolvent or files or has filed against it a petition under applicable bankruptcy or insolvency law which remains un-dismissed after ninety (90) days or makes an assignment for the benefit of creditors or takes any similar action under applicable bankruptcy or insolvency law.

Upon written notice to the defaulting party by the non-defaulting party, the non-defaulting party may exercise one or more of the following remedies: (a) terminate this Agreement; (b) declare all payments under this Agreement to be immediately due and payable; and/or (c) pursue any other remedy available under the Agreement, at law or in equity.

4.3 Dispute Resolution. In the event that a dispute, claim or controversy arising out of or relating to this Agreement, including without limitation the SMB's inability to make a decision material to furthering the Parties' intended MDDP performance under this Agreement, (a "Disputed Matter"), cannot be settled by the Parties, the Parties shall resolve their differences through a voluntary private mediation, followed by a senior management escalation negotiation, if necessary, then followed by binding arbitration, if necessary, in accordance with the following procedures:

(a) If the SMB cannot resolve a Disputed Matter, then it shall be submitted first to a mutually acceptable neutral advisor for mediation. Neither Party may unreasonably withhold acceptance of a neutral advisor. The selection of the neutral advisor must be made within ten (10) business days after written notice by one Party demanding mediation, and the mediation must be held within two (2) months after the initial demand for it. By mutual agreement, however, the Parties may postpone mediation until they have each completed some specified but limited discovery about the dispute, controversy, or claim. The cost of mediation shall be equally shared between the Parties. The use of mediation shall not be construed (under such doctrines as laches, waiver, or estoppel) to have adversely affected any Party's ability to pursue its legal remedies.

(b) If either Party determines, in good faith, that the mediation effort has failed to result in an agreement within ninety (90) days after receipt of the initial mediation demand notice (or such other date as the Parties may mutually agree upon in writing within such ninety (90) days), the Parties agree that the President/Chief Executive Officer of Fuel Tech, Inc. and the President/Chief Executive Officer of the ITC or President/Chief Executive Office of Itochu China (Holdings) Ltd. (each, an "Executive") within thirty (30) business days thereafter ("Negotiation Period") shall negotiate to expeditiously resolve the Disputed

Matter. No later than five (5) business days after commencement of the Negotiation Period, the Executive from the Party who initially made the Disputed Matter mediation demand must send to the other Party's Executive a written notice (the "Initial Notice") specifying the particulars of the dispute, the provisions of the Agreement which are involved, and the initiating Party's suggested resolution of the controversy. Such Initial Notice should also identify any other documents and/or oral statements upon which that Party relies to support its position. Thereupon, the Parties agree to negotiate subject to the following minimum conditions:

     (i) the recipient Executive must respond in writing (delivered in the same manner) to the sending Executive within five (5) business days after receipt of the Initial Notice with a statement and explanation of its reasons for differing with the positions set forth in the Initial Notice, an identification of the Agreement provisions, other documents and/or oral statements upon which it relies, and a counter-proposal for resolving the controversy; and

     (ii) following the exchange of correspondence, the Parties shall negotiate informally via whatever mutually agreed to direct communication vehicles the Executives select.

(c) If either Party determines, in good faith, that these negotiations have failed to result in an agreement of the Disputed Matter within twenty-five (25) business days after receipt of the Initial Notice (or such other date as the Parties may mutually agree upon in writing within such 25 business days), either Party may initiate a demand for arbitration, which shall be final and binding. Such arbitration will be conducted in Chicago, Illinois, in accordance with Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said rules. The language of the arbitration shall be English.

(d) Nothing in this Article 4.3 shall prevent any Party from resorting to judicial proceedings in a state or federal court of competent jurisdiction in Chicago, Illinois, USA, if injunctive relief from a court is necessary to prevent serious and irreparable injury to any Party or others, and the Parties hereby irrevocably and unconditionally submit to the jurisdiction of any court of the State of Illinois and any federal court located in Chicago, Illinois, with respect to such proceedings for injunctive relief.

ARTICLE 5:  MISCELLANEOUS

5.1 This Agreement, and its performance and disputes hereunder, shall be governed by the laws of the State of Illinois in the United States of America (excluding its conflicts of law provisions). Each of the Parties hereby irrevocably and unconditionally submits to the jurisdiction of any court of the State of Illinois and any federal court located in Chicago, Illinois with respect to any proceeding relating to this Agreement. Further, each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may have based on improper venue or forum non conveniens to the conduct of any such proceeding in any such courts. The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

5.2 The provisions in this Agreement including its exhibits which by their express nature are intended to survive the expiration or other termination of this Agreement, such as the confidentiality obligations set forth in the NDAs shall survive expiration or termination of this Agreement according to their terms.

5.3 FTI and ITC agree that recovery of any damages suffered or incurred by such non-breaching Party as a result of any breach by a breaching Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred as a result of the breach by the breaching Party of its obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party for any indirect, consequential, special, exemplary or punitive damages (including any damages on account of lost profits or opportunities); provided, however, that if ITC breaches Article
1.4 of this Agreement, then consequential damages and damages for lost profits and opportunities shall not be so limited.

5.4 The Parties agree that neither this Agreement nor the teaming arrangement shall constitute nor be construed as a partnership, joint venture or association. Instead, this Agreement is a teaming arrangement among equal team members for the purpose of the MDDP for the Customer.

5.5 This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which, taken together, shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the Parties.

5.6 Unless otherwise expressly provided elsewhere in the Agreement, any notices required or authorized to be given will be in writing and will be sent to the Parties' addresses shown above. Any notice involving non-performance or termination shall be sent by recognized overnight courier or by certified or registered mail, return receipt requested. All other notices may be sent by (i) recognized overnight courier or (ii) by fax or email and confirmed by first class mail. All notices shall be given and received on the earlier of actual delivery or five (5) days from the date of the postmark.

5.7 This Agreement (including the Exhibit 1 NDAs) and any other exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior written or oral agreements, understandings, representations or warranties between the Parties.

5.8 The rights and obligations of the Parties shall not be assigned or delegated by a Party without the prior written consent of the other Party, which consent may be withheld in such Party's sole discretion.

5.9 If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced by any applicable law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party.

5.10 Both Parties acknowledge that in promoting the MDDP and conducting feasibility study for a possible joint venture,, ITC may work with ITOCHU China (Holdings) Ltd., Advent Technologies, Inc., and other Itochu group companies provided that prior to each such other Itochu group company having access to any FTI Confidential Information, the affected Itochu company first enters into an NDA with FTI in the form and substance shown in Exhibit 1 to this Agreement. ITC shall be responsible to make sure that all Itochu group companies involved shall work within the framework of this Agreement. ITC warrants that it has legally sufficient authority to bind all such Itochu group companies to comply with the provisions of this Agreement.

[intentionally left blank - signature page on next page]

IN WITNESS WHEREOF, the Parties have caused this Teaming Agreement to be executed by their duly authorized representatives on the dates shown below.

FUEL TECH, INC.

By:   /s/ Vincent J. Arnone
      ------------------------------
Name: Vincent J. Arnone
Its:  Chief Financial Officer
Date: June 16, 2007

ITOCHU Hong Kong Ltd.

By:   /s/ K. Matsumura
      ------------------------------
Name: Koji Matsumura
Its:  General Manager, HK and South China Machinery Dept.
Date: 16 June '07

                                   APPENDIX A

                      TERM SHEET FOR DEMONSTRATION PROJECT

     The Parties agree that this Term Sheet will provide guidance and serve as a reference for the SMB's business planning deliberations for the MDDP, but that except as expressly provided in the Agreement (including without limitation in respect of the Know-How and the License), the terms and conditions of the Demo Customer Agreement shall be in the commercially reasonable discretion of the SMB.

TERM SHEET: This is a term sheet ("Term Sheet") for the definitive agreement (the "Customer Agreement") for the Customer for a MDDP. Capitalized terms not otherwise defined in this Term Sheet shall have the meanings given to such terms in the Teaming Agreement attached to this Term Sheet.

PARTIES:    The entity designated by the SMB under the Teaming Agreement (such entity, the "Supplier Entity") and the Customer.

PRODUCT TO BE SOLD: FTI's Fuel Chem(R) TIFI(TM) (Targeted In-Furnace Injection)
               Program ("Program") which consists of various chemicals, equipment, services and technology elements that have potential benefits in energy efficiency gain, reduced air pollutant emissions and CO2, reduced operation and maintenance cost, and improved safety for combustion units.

CUSTOMER:   The Customer will be located in the Territory and selected by the
               SMB with a combustion unit at a facility of 100 megawatts to 600 megawatts of power generation.

FORM OF AGREEMENT: Except for the License (as defined in the Agreement), the SMB shall determine the most appropriate Supplier Entity to contract with the Customer to supply the Program to the Customer for the MDDP with a contractual structure suitable to the Customer specifics, e.g., prime/sub contract arrangement, etc.

RESPONSIBILITIES OF THE PARTIES IN RESPECT OF THE CUSTOMER AGREEMENT:

               ITC MARKETING - ITC will have primary responsibility for the local marketing of the Program to potential Customers. ITC will be responsible for preparing a local marketing plan and translating English marketing material prepared by FTI into the local language.

               SALES - ITC will (i) prospect for the potential Customer and identify such potential Customer to FTI, (ii) perform and/or obtain surveys of the potential Customer's combustion units which could utilize the Program, (iii) arrange and make sales presentations to potential Customers, and (iv) if ITC is the Supplier Entity, negotiate the Customer Agreement with the Customer for the Program.

               CUSTOMER AGREEMENT - The terms and conditions of the Customer Agreement between Supplier Entity and the Customer for the Program will be consistent with the requirements and limitations agreed by the SMB, including without limitation, that the Customer agrees (i) to enter into the License with FTI, (ii) suitable limitation of liability provisions, (iii) no Customer ownership of Program equipment, and
               (iv) that the Program will be sold to the Customer by Supplier Entity on an integrated basis and that no Program element will be sold on a standalone basis.

               EQUIPMENT SUPPLY - Supplier Entity will supply (or source such supply) Program equipment that achieves FTI's specifications and quality standards for the Program, except that FTI will supply the injector equipment. The equipment supplied or sourced by ITC, and the injector equipment supplied by FTI will comprise all of the equipment for the Program (such equipment, collectively the "Equipment") to be provided to the Customer. Customer will not own the Equipment. Rather, the Customer Agreement will provide that Customer has specified and limited rights to use the Equipment only so long as the Customer is purchasing the Program. The actual cost of the Equipment will be borne equally by FTI and ITC as described in the Agreement.

               INSTALLATION AND OPTIMIZATION OF THE PROGRAM EQUIPMENT - Supplier Entity will install, or cause to be installed, the Equipment for the Customer in the manner specified by the design, engineering and modeling portions of the Program as such will be mutually agreed by ITC and FTI.

               CHEMICAL SUPPLY - The chemical supplied to the Customer under the Customer Agreement for the MDDP will be provided as follows:
               Supplier Entity will purchase Program chemical from FTI at delivered cost from FTI (excluding any value added tax and custom tax burden costs), and Supplier Entity will resell such chemicals to Customer. Later, FTI or ITC may agree to utilize its supply chain to provide the Program chemical to the Customer provided that it meets FTI raw material, chemical product formulation and quality standards for the Program.

               PROGRAM MAINTENANCE - Supplier Entity will provide Program operation and maintenance to the Customer as provided under the Customer Agreement.

     FT MARKETING OF THE PROGRAM - FTI will provide market leadership in respect of the Program, including identifying the potential Customer, developing demonstration modules and materials, and preparing English language marketing and promotional materials concerning the Program.

               SALES EFFORTS FOR THE PROGRAM - FTI will use its commercially reasonable efforts to (i) provide sales training to ITC personnel in order to makes sales calls on a potential Customer, (ii) provide technical direction during the sales process, and (iii) prepare Customer-specific sales proposals (without pricing) based on a combustion survey procured by ITC.

     Pursuant to an arrangement determined by the SMB for the executed Customer Agreement, FTI will provide to such Customer or in respect of such
     Customer:

               PROCESS DESIGN AND COMPUTATIONAL MODELING - FTI's customary process design and computational modeling design services for the Customer's Unit or Units.

                       INSTALLATION OF THE PROGRAM EQUIPMENT - Technical support for Supplier Entity's installation of the Program so that it is installed in the manner customarily specified by FTI for the design, engineering and modeling portions of the Program.

                       STARTUP AND OPTIMIZATION OF THE PROGRAM - Technical support for Supplier Entity's startup and optimization of the Program for the Customer.

                       SUPPLY OF CHEMICAL FOR THE PROGRAM - Chemicals to be utilized in the Program.

                       PROGRAM MAINTENANCE - Training for Supplier Entity's personnel in order to enable Supplier Entity to provide operation and maintenance services for the Program.

     CUSTOMER:         The Parties anticipate that the Customer will provide the
                       following in connection with the use of the Program at the Customer's Unit:

                       INSTALLATION SITE -

                       CHEMICAL STORAGE TANKAGE -

                       INSTRUMENT AIR -

                       WATER -

                       POWER -

INTELLECTUAL
PROPERTY AND KNOW HOW: As between ITC and FTI, see Article 1.4 of the Teaming
                       Agreement.

                       As between the Supplier Entity and the Customer, see
                       Article  1.5 of the Teaming Agreement.

NON-DISCLOSURE AND
CONFIDENTIALITY:       Customary confidentiality provisions.

MDDP
PROGRAM PRICING:  To be determined by the SMB.

GUARANTEES:            Neither ITC nor FTI will guarantee Program performance to
                       the Customer. The Supplier Entity may provide to the Customer anticipated objective Program performance parameters for the Program as determined by the SMB.

INSURANCE COVERAGE:    Each Party will maintain adequate and customary insurance
                       coverage under the teaming agreement.